Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 402-240-3226 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS THIRD QUARTER RESULTS

CHICAGO, April 3, 2025 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the third quarter of fiscal year 2025, which ended on February 23, 2025. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

●	Reported net sales decreased 6.3%; organic net sales decreased 5.2%.
●	Reported operating margin was 8.4% representing a 712 basis point decrease. Adjusted operating margin was 12.7% representing a 369 basis point decrease.
●	Reported diluted earnings per share (EPS) was $0.30, a 53.1% decrease. Adjusted EPS was $0.51, a 26.1% decrease.
●	The company’s fiscal 2025 guidance remains unchanged, reflecting:
●	Organic net sales of approximately (2)% compared to fiscal 2024
●	Adjusted operating margin of approximately 14.4%
●	Adjusted EPS of approximately $2.35
●	Free cash flow conversion of greater than 100%

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Our third quarter unfolded largely as expected since our update in February at CAGNY, with strong consumption trends and share performance reflecting the continued resilience of our brands. While shipments lagged consumption largely due to the discrete supply constraints we announced in February, we are making solid progress in restoring inventory and improving customer service levels. We continue to monitor the dynamic external environment while remaining focused on execution, and our fiscal 2025 guidance remains unchanged at this time."

Total Company Third Quarter Results

In the quarter, net sales decreased 6.3% to $2.8 billion reflecting:

●	a 5.2% decrease in organic net sales;
●	a 0.7% decrease from the unfavorable impact of foreign exchange; and
●	a 0.4% decrease from the unfavorable impact of M&A.

The 5.2% decrease in organic net sales was driven by a 2.1% negative impact from price/mix and a 3.1% decrease in volume. Price/mix was driven by an increase in strategic investments in the company’s domestic retail business, as well as approximately 70 bps of headwind related to a change in estimate associated with fiscal 2025’s second quarter trade expense accrual.

Gross profit decreased 17.3% to $710 million in the quarter and adjusted gross profit decreased 19.1% to $704 million as productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and unfavorable

CONAGRA BRANDS

operating leverage. Gross margin decreased 331 basis points to 25.0% in the quarter, and adjusted gross margin decreased 389 basis points to 24.8%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 14.5% to $444 million in the quarter driven primarily by charges related to legacy legal matters. Adjusted SG&A, which includes advertising and promotional expense (A&P), decreased 7.9% to $342 million primarily driven by lower incentive compensation compared to the prior year quarter. See “Note on Non-GAAP Financial Matters” for information about a change to our calculation methodology for Adjusted SG&A. A&P decreased 4.9% to $81 million compared to the prior year quarter.

Net interest expense was $101 million in the quarter, a 5.3% decrease compared to the prior year period due to a reduction in total debt.

The average diluted share count in the quarter was 479 million shares.

In the quarter, net income attributable to Conagra Brands decreased 53.0% to $145 million, or $0.30 per diluted share compared to $309 million, or $0.64 per diluted share in the prior year quarter. Adjusted net income attributable to Conagra Brands decreased 26.3% to $242 million, or $0.51 per diluted share, primarily as a result of the decrease in adjusted gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income (expense), decreased 18.9% to $514 million in the quarter, primarily driven by the decrease in adjusted gross profit.

Grocery & Snacks Segment Third Quarter Results

Net sales for the Grocery & Snacks segment decreased 3.2% to $1.2 billion in the quarter, reflecting:

●	a 3.9% decrease in organic net sales; and
●	a 0.7% increase from the favorable impact of M&A.

The decrease in organic net sales was driven by a price/mix decrease of 2.6% and a volume decrease of 1.3%. Price/mix was primarily driven by an increase in strategic investments as well as approximately 80 bps of headwind related to a change in estimate associated with fiscal 2025’s second quarter trade expense accrual. The company gained volume share in snacking and staples categories including microwave popcorn, hot cocoa, shelf-stable dinners, chili, canned tomatoes, and seeds.

Operating profit for the segment decreased 20.6% to $238 million in the quarter and adjusted operating profit decreased 19.1% to $242 million as productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage. In addition, we wrapped a $7.4 million net benefit from insurance proceeds in the prior year period related to lost sales from our fiscal 2023 canned meat recall.

Refrigerated & Frozen Segment Third Quarter Results

Reported and organic net sales for the Refrigerated & Frozen segment decreased 7.2% to $1.1 billion in the quarter as price/mix decreased 4.2% and volume decreased 3.0%. Price/mix was primarily driven by an increase in strategic investments as well as approximately 80 bps of headwind related to a change in estimate associated with fiscal 2025’s second quarter trade expense accrual. Volume in the quarter was negatively impacted by previously disclosed supply constraints impacting the company’s frozen meals containing chicken and frozen vegetable products. The company gained volume share in select categories such as frozen desserts, frozen single-serve meals, frozen breakfast, refrigerated whipped toppings, and hot dogs.

CONAGRA BRANDS

Operating profit for the segment decreased 52.5% to $96 million in the quarter partially due to the impairment of a business held for sale. Adjusted operating profit decreased 38.8% to $124 million as productivity and lower SG&A were more than offset by lower net sales, the negative impact of cost of goods sold inflation, unfavorable operating leverage, and transitory costs incurred to build inventory in the company’s frozen meals containing chicken and frozen vegetable products.

International Segment Third Quarter Results

Net sales for the International segment decreased 17.6% to $224 million in the quarter reflecting:

●	an 8.5% decrease from the unfavorable impact of foreign exchange;
●	a 7.9% decrease from the unfavorable impact of M&A; and
●	a 1.2% decrease in organic net sales.

On an organic net sales basis, price/mix increased 4.4% and volume decreased 5.6%.

Operating profit for the segment decreased 21.5% to $33 million in the quarter and adjusted operating profit decreased 22.7% to $33 million as productivity was more than offset by unfavorable foreign exchange rates, lower net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage.

Foodservice Segment Third Quarter Results

Net sales for the Foodservice segment decreased 6.1% to $256 million in the quarter, reflecting:

●	a 6.3% decrease in organic net sales; and
●	a 0.2% increase from the favorable impact of M&A.

Organic net sales were driven by a price/mix increase of 3.7% and volume decrease of 10.0% primarily due to ongoing softness in commercial traffic.

Operating profit and adjusted operating profit for the segment decreased 19.2% to $29 million as productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage.

Other Third Quarter Items

Corporate expenses increased 45.4% to $156 million largely due to charges related to legacy legal matters. Adjusted corporate expenses decreased 19.3% to $66 million in the quarter driven primarily by lower incentive compensation expense compared to the prior year quarter.

The company realized pension and post-retirement non-service income of $3.1 million in the quarter compared to $1.4 million of expense in the prior year quarter, due primarily to lower interest costs.

In the quarter, equity method investment earnings increased 15.0% to $47 million and adjusted equity method investment earnings increased 23.7% to $51 million driven by improved commodity revenue with recent volatility in the wheat markets, partially offset by continued lower volume trends as seen throughout the industry.

In the quarter, the effective tax rate was 23.3% compared to 23.7% in the prior year quarter, and the adjusted effective tax rate was 23.1% compared to 23.8% in the prior year quarter.

In the quarter, the company paid a dividend of $0.35 per share.

Cash Flow and Debt Update

For the first three quarters of fiscal 2025, the company generated $1.3 billion in net cash flows from operating activities compared to $1.5 billion in the prior year period, driven primarily by lower operating profit and lower dividend payments received from one of the company’s equity method investments, partially offset by accelerated receipt of the company’s outstanding receivables. Capital expenditures were $304 million compared to $310 million in the prior year period. Additionally, the company’s free cash flow decreased from the prior year period by $180 million to $1.0 billion. Dividends paid increased 2.1% to $502 million.

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The company ended the quarter with net debt of $8.1 billion, representing a 5.9% reduction in net debt versus the prior year period, resulting in a 3.59x net leverage ratio at the end of the quarter.

Outlook

The company’s fiscal 2025 guidance remains unchanged, reflecting:

●	Organic net sales of approximately (2)% compared to fiscal 2024
●	Adjusted operating margin of approximately 14.4%
●	Adjusted EPS of approximately $2.35
●	Free cash flow conversion of greater than 100%

The company expects capital expenditures to be approximately $410 million for the year. Other guidance metrics including interest expense, Ardent Mills’ contribution, pension income, adjusted effective tax rate, inflation, and the net leverage ratio that were provided in the company’s second quarter fiscal 2025 earnings release remain unchanged. The company expects limited impact to fiscal 2025 from previously announced U.S. tariffs on steel and aluminum and imports from China. Guidance does not reflect any impacts from other tariffs.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.30 EPS for the third quarter of fiscal 2025 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.15 per diluted share of net expense related to legal matters
●	Approximately $0.05 per diluted share of net expense related to the impairment of business held for sale
●	Approximately $0.01 per diluted share of net expense related to restructuring plans
●	Approximately $0.01 per diluted share of net expense related to Ardent Mills joint venture restructuring activities
●	Approximately $0.01 per diluted share of net benefit related to a corporate heding derivative gains

The following are included in the $0.64 EPS for the third quarter of fiscal 2024 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.03 per diluted share of net expense related to legal matters
●	Approximately $0.01 per diluted share of net expense related to corporate hedging derivative losses
●	Approximately $0.01 per diluted share of net expense related to rounding

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 8551232. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until April 3, 2026.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's®

CONAGRA BRANDS

BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2024 net sales of more than $12 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding the company’s expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “Outlook”, “may”, “will”, “anticipate”, “expect”, “believe”, “plan”, “should”, or comparable terms. Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, recessions, increased energy costs, supply chain challenges, increased tariffs and taxes, labor cost increases or shortages, currency rate fluctuations, and geopolitical conflicts; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the company’s competitive environment, cost structure, and related market conditions; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; disruptions or inefficiencies in our supply chain and/or operations; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray;  risks related to the seasonality of our business; risks associated with our co-manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change; risks related to the company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risk of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risk relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company's financial statements. We believe these non-GAAP financial

CONAGRA BRANDS

measures provide useful supplemental information to investors to facilitate year-over-year comparisons by removing non-recurring items and other items impacting comparability such as the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week, as noted in more detail for each measure below. We also believe the below financial measures are used by investors and analysts to assess the company's operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company's diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week to provide a more transparent view of year-over-year comparability. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income attributable to Conagra Brands, Inc. We use this non-GAAP financial measure to provide additional information about the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases after all of the company’s business needs and obligations are met.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company's core operating results. We exclude these items that we believe affect comparability of underlying results from period to period and may obscure trends in our underlying profitability.

During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology. Please refer to the tables in this press release for a reconciliation of this non-GAAP financial measures using the updated calculation method to the most directly comparable financial measure calculated in accordance with U.S. GAAP which include information about A&P expense in the footnotes.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. For adjusted EBITDA, we exclude items resulting from infrequently occurring events or items that we believe significantly affect the year-to-year assessment of the company’s operating results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, Corporate hedging derivate gains (losses). Since our hedging contracts are generally for future periods, this adjustment facilitates year-over-year comparisons of cost of goods sold, matching the derivative gains and losses with the underlying economic exposure being hedged for the period.

Note on Forward-Looking Non-GAAP Financial Measures

The company’s fiscal 2025 guidance includes certain non-GAAP financial measures (organic net sales growth, adjusted operating margin, adjusted EPS, net leverage ratio, and adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	February 23, 2025	February 25, 2024	Percent Change
Net sales	$2,841.0	$3,032.9	(6.3)%
Cost of goods sold	2,130.7	2,174.1	(2.0)%
Selling, general and administrative expenses	443.7	387.4	14.5%
Loss on divestitures	27.2	—	100.0%
Pension and postretirement non-service income (expense)	3.1	(1.4)	N/A
Interest expense, net	100.9	106.5	(5.3)%
Equity method investment earnings	47.4	41.2	15.0%
Income before income taxes	$189.0	$404.7	(53.3)%
Income tax expense	43.9	95.9	(54.1)%
Net income	$145.1	$308.8	(53.0)%
Less: Net income attributable to noncontrolling interests	—	0.2	(100.0)%
Net income attributable to Conagra Brands, Inc.	$145.1	$308.6	(53.0)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.30	$0.64	(53.1)%
Basic weighted average shares outstanding	478.1	478.8	(0.1)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.30	$0.64	(53.1)%
Diluted weighted average shares outstanding	479.3	480.0	(0.1)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER YEAR TO DATE
	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	February 23, 2025	February 25, 2024	Percent Change
Net sales	$8,831.0	$9,145.0	(3.4)%
Cost of goods sold	6,534.7	6,616.5	(1.2)%
Selling, general and administrative expenses	1,204.3	1,085.4	11.0%
Other intangible asset impairment charges	18.9	—	100.0%
Loss on divestitures	29.5	34.2	(13.7)%
Pension and postretirement non-service income (expense)	9.3	(2.1)	N/A
Interest expense, net	314.9	325.8	(3.4)%
Equity method investment earnings	125.0	131.0	(4.6)%
Income before income taxes	$863.0	$1,212.0	(28.8)%
Income tax expense (benefit)	(33.5)	297.1	N/A
Net income	$896.5	$914.9	(2.0)%
Less: Net income attributable to noncontrolling interests	0.1	0.4	(85.1)%
Net income attributable to Conagra Brands, Inc.	$896.4	$914.5	(2.0)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.87	$1.91	(2.1)%
Basic weighted average shares outstanding	478.4	478.5	(0.0)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.87	$1.91	(2.1)%
Diluted weighted average shares outstanding	479.7	479.9	(0.0)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 23, 2025	May 26, 2024
ASSETS
Current assets
Cash and cash equivalents	$49.4	$77.7
Receivables, less allowance for doubtful accounts of $3.1 and $3.0	769.9	871.8
Inventories	1,954.5	1,981.5
Prepaid expenses and other current assets	110.4	85.0
Current assets held for sale	81.4	133.5
Total current assets	2,965.6	3,149.5
Property, plant and equipment, net	2,739.0	2,821.0
Goodwill	10,499.8	10,325.9
Brands, trademarks and other intangibles, net	2,487.1	2,484.8
Other assets	1,523.2	1,430.1
Noncurrent assets held for sale	529.8	651.0
	$20,744.5	$20,862.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$877.7	$928.4
Current installments of long-term debt	1,030.6	20.3
Accounts and other payables	1,421.4	1,493.7
Accrued payroll	144.5	193.3
Other accrued liabilities	826.8	588.6
Current liabilities held for sale	2.7	17.5
Total current liabilities	4,303.7	3,241.8
Senior long-term debt, excluding current installments	6,236.8	7,492.6
Other noncurrent liabilities	1,424.0	1,611.8
Noncurrent liabilities held for sale	0.9	4.8
Total stockholders' equity	8,779.1	8,511.3
	$20,744.5	$20,862.3

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Thirty-Nine Weeks Ended
	February 23, 2025	February 25, 2024
Cash flows from operating activities:
Net income	$896.5	$914.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	294.9	291.7
Asset impairment charges	121.3	50.9
Equity method investment earnings less than (in excess of) distributions	(35.5)	69.5
Stock-settled share-based payments expense	36.1	18.7
Contributions to pension plans	(9.1)	(9.2)
Pension expense (benefit)	(2.3)	9.3
Other items	(5.5)	13.9
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	150.1	25.5
Inventories	71.0	73.3
Deferred income taxes and income taxes payable, net	(199.1)	43.1
Prepaid expenses and other current assets	(18.4)	(31.3)
Accounts and other payables	(48.2)	(36.5)
Accrued payroll	(47.4)	4.6
Other accrued liabilities	71.3	76.2
Litigation receivables, net of recoveries	(57.0)	—
Litigation accruals, net of payments	127.5	16.7
Net cash flows from operating activities	1,346.2	1,531.3
Cash flows from investing activities:
Additions to property, plant and equipment	(304.2)	(309.6)
Sale of property, plant and equipment	3.3	0.6
Purchase of marketable securities	—	(8.2)
Sale of marketable securities	—	8.2
Purchase of businesses, net of cash acquired	(230.6)	—
Proceeds from divestitures, net of cash divested	76.8	—
Proceeds from insurance recoveries	—	11.9
Other items	(2.5)	1.5
Net cash flows from investing activities	(457.2)	(295.6)
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	103.3	134.5
Repayment of short-term borrowings, maturities greater than 90 days	(103.3)	(146.6)
Net issuance (repayment) of other short-term borrowings, maturities less than or equal to 90 days	(52.6)	(461.7)
Issuance of long-term debt	—	500.0
Repayment of long-term debt	(274.8)	(766.8)
Debt issuance costs	—	(3.3)
Repurchase of Conagra Brands, Inc. common shares	(64.0)	—
Cash dividends paid	(502.2)	(492.0)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(20.5)	(13.8)
Other items	(0.2)	(0.6)
Net cash flows from financing activities	(914.3)	(1,250.3)
Effect of exchange rate changes on cash and cash equivalents	(4.3)	—
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	(29.6)	(14.6)
Less: Net change in cash balances classified as assets held for sale	(1.3)	0.2
Net change in cash and cash equivalents	(28.3)	(14.8)
Cash and cash equivalents at beginning of period	77.7	93.3
Cash and cash equivalents at end of period	$49.4	$78.5

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 QTD and YTD Organic Net Sales by Segment - YOY Change

(in millions)

Q3 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,245.4	$1,115.6	$223.9	$256.1	$2,841.0
Impact of foreign exchange	—	—	20.9	—	20.9
Net sales from acquired businesses	(9.7)	—	—	(0.6)	(10.3)
Organic Net Sales	$1,235.7	$1,115.6	$244.8	$255.5	$2,851.6

Year-over-year change - Net Sales	(3.2)%	(7.2)%	(17.6)%	(6.1)%	(6.3)%
Impact of foreign exchange (pp)	—	—	8.5	—	0.7
Net sales from acquired businesses (pp)	(0.7)	—	—	(0.2)	(0.3)
Net sales from divested businesses (pp)	—	—	7.9	—	0.7
Organic Net Sales	(3.9)%	(7.2)%	(1.2)%	(6.3)%	(5.2)%

Volume	(1.3)%	(3.0)%	(5.6)%	(10.0)%	(3.1)%
Price/Mix	(2.6)%	(4.2)%	4.4%	3.7%	(2.1)%

Q3 FY24	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,286.0	$1,202.4	$271.7	$272.8	$3,032.9
Net sales from divested businesses	—	—	(23.9)	—	(23.9)
Organic Net Sales	$1,286.0	$1,202.4	$247.8	$272.8	$3,009.0

Q3 FY25 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,749.1	$3,540.5	$726.4	$815.0	$8,831.0
Impact of foreign exchange [1]	—	—	39.4	—	39.4
Net sales from acquired businesses	(23.3)	—	—	(1.1)	(24.4)
Net sales from divested businesses	—	—	(23.6)	—	(23.6)
Organic Net Sales	$3,725.8	$3,540.5	$742.2	$813.9	$8,822.4

Year-over-year change - Net Sales	(0.9)%	(4.1)%	(10.5)%	(4.9)%	(3.4)%
Impact of foreign exchange (pp) [1]	—	—	5.2	—	0.4
Net sales from acquired businesses (pp)	(0.6)	—	—	(0.1)	(0.3)
Net sales from divested businesses (pp)	—	—	5.7	—	0.5
Organic Net Sales	(1.5)%	(4.1)%	0.4%	(5.0)%	(2.8)%

Volume	(0.9)%	(0.3)%	(3.2)%	(8.3)%	(1.4)%
Price/Mix	(0.6)%	(3.8)%	3.6%	3.3%	(1.4)%

Q3 FY24 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,784.0	$3,692.5	$811.5	$857.0	$9,145.0
Net sales from divested businesses	—	—	(72.4)	—	(72.4)
Organic Net Sales	$3,784.0	$3,692.5	$739.1	$857.0	$9,072.6

1 Excludes the impact of foreign exchange related to divested businesses.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 Adj. Operating Profit by Segment - YOY Change

(in millions)

Q3 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$237.6	$95.7	$33.1	$28.6	$(155.6)	$239.4
Restructuring plans	4.8	1.1	0.3	—	0.7	6.9
Acquisitions and divestitures	—	—	—	—	0.3	0.3
Impairment of business held for sale	—	27.2	—	—	—	27.2
Legal matters	—	—	—	—	95.8	95.8
Corporate hedging derivative losses (gains)	—	—	—	—	(7.7)	(7.7)
Adjusted Operating Profit	$242.4	$124.0	$33.4	$28.6	$(66.5)	$361.9

Operating Profit Margin	19.1%	8.6%	14.8%	11.2%		8.4%
Adjusted Operating Profit Margin	19.5%	11.1%	15.0%	11.2%		12.7%
Year-over-year % change - Operating Profit	(20.6)%	(52.5)%	(21.5)%	(19.2)%	45.4%	(49.2)%
Year-over year % change - Adjusted Operating Profit	(19.1)%	(38.8)%	(22.7)%	(19.2)%	(19.3)%	(27.4)%
Year-over-year bps change - Operating Profit	(419) bps	(819) bps	(74) bps	(181) bps		(712) bps
Year-over-year bps change - Adjusted Operating Profit	(382) bps	(574) bps	(99) bps	(181) bps		(369) bps

Q3 FY24	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$299.3	$201.5	$42.2	$35.4	$(107.0)	$471.4
Restructuring plans	0.2	0.5	1.1	—	(0.1)	1.7
Legal matters	—	—	—	—	17.9	17.9
Fire related costs, net	—	0.6	—	—	—	0.6
Corporate hedging derivative losses (gains)	—	—	—	—	6.8	6.8
Adjusted Operating Profit	$299.5	$202.6	$43.3	$35.4	$(82.4)	$498.4

Operating Profit Margin	23.3%	16.8%	15.6%	13.0%		15.5%
Adjusted Operating Profit Margin	23.3%	16.9%	15.9%	13.0%		16.4%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 YTD Adj. Operating Profit by Segment - YOY Change

(in millions)

Q3 FY25 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$779.9	$374.3	$107.6	$99.5	$(317.7)	$1,043.6
Restructuring plans	10.8	78.5	(1.3)	—	2.7	90.7
Legal matters	—	—	—	—	99.2	99.2
Fire related insurance recoveries	—	(17.0)	—	—	—	(17.0)
Consulting fees on tax matters	—	—	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	—	—	2.3
Brand impairment charges	0.7	18.2	—	—	—	18.9
Acquisitions and divestitures	—	—	—	—	0.3	0.3
Impairment of business held for sale	—	27.2	—	—	—	27.2
Corporate hedging derivative losses (gains)	—	—	—	—	(17.3)	(17.3)
Adjusted Operating Profit	$791.4	$481.2	$108.6	$99.5	$(230.8)	$1,249.9

Operating Profit Margin	20.8%	10.6%	14.8%	12.2%		11.8%
Adjusted Operating Profit Margin	21.1%	13.6%	14.9%	12.2%		14.2%
Year-over-year % change - Operating Profit	(6.8)%	(39.7)%	49.8%	(15.3)%	33.2%	(25.9)%
Year-over year % change - Adjusted Operating Profit	(6.3)%	(23.2)%	(14.0)%	(10.8)%	6.9%	(16.3)%
Year-over-year bps change - Operating Profit	(132) bps	(624) bps	596 bps	(150) bps		(359) bps
Year-over-year bps change - Adjusted Operating Profit	(122) bps	(337) bps	(60) bps	(81) bps		(217) bps

Q3 FY24 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$837.2	$620.9	$71.8	$117.5	$(238.5)	$1,408.9
Restructuring plans	7.7	1.6	20.2	—	0.1	29.6
Impairment of business held for sale	—	—	34.2	—	—	34.2
Acquisitions and divestitures	—	—	—	—	0.2	0.2
Legal matters	—	—	—	—	31.9	31.9
Fire related costs (insurance recoveries), net	—	3.7	—	(5.9)	—	(2.2)
Corporate hedging derivative losses (gains)	—	—	—	—	(9.6)	(9.6)
Adjusted Operating Profit	$844.9	$626.2	$126.2	$111.6	$(215.9)	$1,493.0

Operating Profit Margin	22.1%	16.8%	8.9%	13.7%		15.4%
Adjusted Operating Profit Margin	22.3%	17.0%	15.6%	13.0%		16.3%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q3 FY25	Gross profit	Selling, general and administrative expenses [1]	Operating profit [2]	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$710.3	$443.7	$239.4	$189.0	$43.9	23.3%	$145.1	$0.30
% of Net Sales	25.0%	15.6%	8.4%
Restructuring plans	1.3	5.6	6.9	6.9	1.8		5.1	0.01
Acquisitions and divestitures	—	0.3	0.3	0.3	0.1		0.2	—
Corporate hedging derivative losses (gains)	(7.7)	—	(7.7)	(7.7)	(1.5)		(6.2)	(0.01)
Impairment of business held for sale	—	—	27.2	27.2	4.3		22.9	0.05
Legal matters	—	95.8	95.8	95.8	23.5		72.3	0.15
Ardent JV restructuring activities	—	—	—	3.6	0.9		2.7	0.01
Adjusted	$703.9	$342.0	$361.9	$315.1	$73.0	23.1%	$242.1	$0.51
% of Net Sales	24.8%	12.0%	12.7%
Year-over-year % of net sales change - reported	(331) bps	285 bps	(712) bps
Year-over-year % of net sales change - adjusted	(389) bps	(20) bps	(369) bps

Year-over-year change - reported	(17.3)%	14.5%	(49.2)%	(53.3)%	(54.1)%		(53.0)%	(53.1)%
Year-over-year change - adjusted	(19.1)%	(7.9)%	(27.4)%	(27.0)%	(29.0)%		(26.3)%	(26.1)%

Q3 FY24	Gross profit	Selling, general and administrative expenses [1]	Operating profit [2]	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$858.8	$387.4	$471.4	$404.7	$95.9	23.7%	$308.6	$0.64
% of Net Sales	28.3%	12.8%	15.5%
Restructuring plans	1.1	0.6	1.7	1.7	0.5		1.2	—
Corporate hedging derivative losses (gains)	6.8	—	6.8	6.8	1.7		5.1	0.01
Fire related costs (insurance recoveries), net	2.8	(2.2)	0.6	0.6	0.2		0.4	—
Legal matters	—	17.9	17.9	17.9	4.3		13.6	0.03
Rounding	—	—	—	—	—		—	0.01
Adjusted	$869.5	$371.1	$498.4	$431.7	$102.6	23.8%	$328.9	$0.69
% of Net Sales	28.7%	12.2%	16.4%

1 Includes advertising and promotion (A&P) expense of $81.4 million and $85.6 million for Q3 FY25 and Q3 FY24, respectively. A&P as a percentage of net sales was 2.9% and 2.8% for Q3 FY25 and Q3 FY24, respectively. During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology.

2 Operating profit is derived from taking Income before income taxes, adding back Interest expense, net and removing Pension and postretirement non-service income and Equity method investment earnings.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 YTD Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q3 FY25 YTD	Gross profit	Selling, general and administrative expenses [1]	Operating profit [2]	Income before income taxes	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,296.3	$1,204.3	$1,043.6	$863.0	$(33.5)	(3.9)%	$896.4	$1.87
% of Net Sales	26.0%	13.6%	11.8%
Restructuring plans	9.6	81.1	90.7	90.7	22.0		68.7	0.14
Loss on sale of business	—	—	2.3	2.3	0.8		1.5	—
Corporate hedging derivative losses (gains)	(17.3)	—	(17.3)	(17.3)	(4.3)		(13.0)	(0.03)
Fire related insurance recoveries	(17.0)	—	(17.0)	(17.0)	(4.2)		(12.8)	(0.03)
Consulting fees on tax matters	—	2.0	2.0	2.0	0.5		1.5	—
Legal matters	—	99.2	99.2	99.2	24.3		74.9	0.16
Brand impairment charges	—	—	18.9	18.9	4.4		14.5	0.03
Impairment of business held for sale	—	—	27.2	27.2	4.3		22.9	0.05
Acquisitions and divestitures	—	0.3	0.3	0.3	0.1		0.2	—
Ardent JV restructuring activities	—	—	—	3.6	0.9		2.7	0.01
Valuation allowance adjustment	—	—	—	—	225.8		(225.8)	(0.47)
Adjusted	$2,271.6	$1,021.7	$1,249.9	$1,072.9	$241.1	22.5%	$831.7	$1.73
% of Net Sales	25.7%	11.6%	14.2%
Year-over-year % of net sales change - reported	(165) bps	177 bps	(359) bps
Year-over-year % of net sales change - adjusted	(198) bps	20 bps	(217) bps

Year-over-year change - reported	(9.2)%	11.0%	(25.9)%	(28.8)%	N/A		(2.0)%	0.5%
Year-over-year change - adjusted	(10.3)%	(1.8)%	(16.3)%	(17.2)%	(22.1)%		(15.7)%	(16.0)%

Q3 FY24 YTD	Gross profit	Selling, general and administrative expenses [1]	Operating profit [2]	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,528.5	$1,085.4	$1,408.9	$1,212.0	$297.1	24.5%	$914.5	$1.91
% of Net Sales	27.6%	11.9%	15.4%
Restructuring plans	8.2	21.4	29.6	29.6	7.6		22.0	0.05
Acquisitions and divestitures	—	0.2	0.2	0.2	—		0.2	—
Corporate hedging derivative losses (gains)	(9.6)	—	(9.6)	(9.6)	(2.5)		(7.1)	(0.01)
Fire related costs (insurance recoveries), net	5.9	(8.1)	(2.2)	(2.2)	(0.5)		(1.7)	—
Impairment of business held for sale	—	—	34.2	34.2	(0.1)		34.3	0.07
Legal matters	—	31.9	31.9	31.9	7.9		24.0	0.05
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$2,533.0	$1,040.0	$1,493.0	$1,296.1	$309.5	23.9%	$986.2	$2.06
% of Net Sales	27.7%	11.4%	16.3%

1 Includes advertising and promotion (A&P) expense of $201.1 million and $216.8 million for Q3 FY25 YTD and Q3 FY24 YTD, respectively. A&P as a percentage of net sales was 2.3% and 2.4% for Q3 FY25 YTD and Q3 FY24 YTD, respectively. During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology.

2 Operating profit is derived from taking Income before income taxes, adding back Interest expense, net and removing Pension and postretirement non-service income and Equity method investment earnings..

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of YTD Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	Q3 FY25 YTD	Q3 FY24 YTD	% Change
Net cash flows from operating activities	$1,346.2	$1,531.3	(12.1)%
Additions to property, plant and equipment	(304.2)	(309.6)	(1.7)%
Free cash flow	$1,042.0	$1,221.7	(14.7)%

	February 23, 2025	February 25, 2024
Notes payable	$877.7	$166.3
Current installments of long-term debt	1,030.6	1,019.2
Senior long-term debt, excluding current installments	6,236.8	7,491.8
Total Debt	$8,145.1	$8,677.3
Less: Cash	49.4	78.5
Net Debt	$8,095.7	$8,598.8

	FY24	Q3 FY24 YTD	Q3 FY25 YTD	Q3 FY25 TTM
	(a)	(b)	(c)	(a)-(b)+(c)
Net Debt[1]				$8,095.7

Net income attributable to Conagra Brands, Inc.	$347.2	$914.5	$896.4	$329.1
Add Back: Income tax expense (benefit)	262.5	297.1	(33.5)	(68.1)
Income tax expense attributable to noncontrolling interests	(0.2)	(0.1)	-	(0.1)
Interest expense, net	430.5	325.8	314.9	419.6
Depreciation	347.3	251.5	254.5	350.3
Amortization	53.6	40.2	40.4	53.8
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,440.9	$1,829.0	$1,472.7	$1,084.6
Restructuring plans[2]	51.5	23.3	88.5	116.7
Acquisitions and divestitures	0.2	0.2	0.3	0.3
Corporate hedging derivative losses (gains)	(16.1)	(9.6)	(17.3)	(23.8)
Fire related insurance recoveries, net	(8.7)	(2.2)	(17.0)	(23.5)
Impairment of business held for sale	36.4	34.2	27.2	29.4
Goodwill and brand impairment charges	956.7	—	18.9	975.6
Consulting fees on tax matters	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	2.3
Legal matters	34.8	31.9	99.2	102.1
Pension valuation adjustment	(11.5)	—	—	(11.5)
Ardent JV restructuring activities	—	—	3.6	3.6
Adjusted EBITDA	$2,484.2	$1,906.8	$1,680.4	$2,257.8

Net Debt to Adjusted EBITDA[3]				3.59

1 As of February 23, 2025.

2 Excludes comparability items related to depreciation.

3 The company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month (TTM) period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 QTD and YTD EBITDA - YOY Change

(in millions)

	Q3 FY25	Q3 FY24	% Change
Net income attributable to Conagra Brands, Inc.	$145.1	$308.6	(53.0)%
Add Back: Income tax expense	43.9	95.9
Income tax expense attributable to noncontrolling interests	—	—
Interest expense, net	100.9	106.5
Depreciation	84.8	82.4
Amortization	13.5	13.4
Earnings before interest, taxes, depreciation, and amortization	$388.2	$606.8	(36.0)%
Restructuring plans [1]	6.4	1.5
Corporate hedging derivative losses (gains)	(7.7)	6.8
Fire related costs, net	—	0.6
Impairment of business held for sale	27.2	—
Legal matters	95.8	17.9
Acquisitions and divestitures	0.3	—
Ardent JV restructuring activities	3.6	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$513.8	$633.6	(18.9)%

	Q3 FY25 YTD	Q3 FY24 YTD	% Change
Net income attributable to Conagra Brands, Inc.	$896.4	$914.5	(2.0)%
Add Back: Income tax expense (benefit)	(33.5)	297.1
Income tax expense attributable to noncontrolling interests	—	(0.1)
Interest expense, net	314.9	325.8
Depreciation	254.5	251.5
Amortization	40.4	40.2
Earnings before interest, taxes, depreciation, and amortization	$1,472.7	$1,829.0	(19.5)%
Restructuring plans [1]	88.5	23.3
Acquisitions and divestitures	0.3	0.2
Corporate hedging derivative losses (gains)	(17.3)	(9.6)
Fire related insurance recoveries, net	(17.0)	(2.2)
Impairment of business held for sale	27.2	34.2
Brand impairment charges	18.9	—
Consulting fees on tax matters	2.0	—
Loss on sale of business	2.3	—
Legal matters	99.2	31.9
Ardent JV restructuring activities	3.6	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,680.4	$1,906.8	(11.9)%

1 Excludes comparability items related to depreciation.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY25 QTD and YTD Equity Method Investment Earnings - YOY Change

(in millions)

	Q3 FY25	Q3 FY24	% Change
Equity method investment earnings	$47.4	$41.2	15.0%
Ardent JV restructuring activities	3.6	—	—
Adjusted equity method investment earnings	$51.0	$41.2	23.7%

	Q3 FY25 YTD	Q3 FY24 YTD	% Change
Equity method investment earnings	$125.0	$131.0	(4.6)%
Ardent JV restructuring activities	3.6	—	—
Adjusted equity method investment earnings	$128.6	$131.0	(1.9)%